Exhibit 10.1

Unanimous Consent

Of

The Board of Directors

Of

Silver Hill Mines, Inc.

In Lieu of a Special Meeting

Pursuant to the provisions of Nevada Business Corporations Act, as amended, a Board of Directors of Silver Hill Mines, Inc., a Nevada corporation, (the “Company”) unanimously resolved to take the following action:

RESOLVED: The Company has authorized Steve Bergstrom to enter into a change of control agreement with Selva Resources Corporation, a Nevada corporation.  In connection with that transaction the board of directors is accepting Mr. Bergstrom’s resignation.  Ms. Lisa Logan will fill Mr. Bergstrom’s positions as a member and Chairman of the board of directors.  Additionally, Ms. Logan will act as President, CEO, CFO, and secretary.

There being no further business to conduct, the meeting was adjourned.

Dated this 30th day of December, 2010.

/s/ Steve Bergstrom

_________________________

Steve Bergstrom

/s/ Eric Wilson

_________________________

Eric Wilson